Exhibit 10.14

OGE ENERGY CORP.

2023 ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

I.
PURPOSE

The purpose of the 2023 Annual Executive Incentive Compensation Plan (the “Executive STI Plan”) is to maximize the efficiency and effectiveness of the operations of OGE Energy Corp. and its subsidiaries by providing incentive compensation opportunities to certain key executives and managers responsible for operational effectiveness. The Executive STI Plan is intended to encourage and reward the achievement of certain results critical to meeting the Company's operational goals. It is also designed to assist in the attraction and retention of quality employees, to link further the financial interest and objectives of employees with those of the Company and to foster accountability and teamwork throughout the Company.

This Executive STI Plan is designed to provide incentive compensation opportunities; awards made under this Executive STI Plan are in addition to base salary adjustments given to maintain market competitive salary levels. The Executive STI Plan shall be effective as of February 22, 2023.

II.
DEFINITIONS

When used in the Executive STI Plan, the following words and phrases shall have the following meanings:

2.1
“Affiliate” means in respect of Energy Corp. or other Company, any corporation, limited liability company, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as Energy Corp. or such other Company, as the case may be, within the meaning of Code Section 414(b) or (c); provided, however, that, except for purposes of the term “Affiliate” when used in Section 10.3 below, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg.§ 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.
2.2
“Base Salary” means the actual base salary paid to a Participant during the Plan Year as shown in the payroll records of the Company (annualized in the event the Participant was not employed for the whole of such Plan Year or whose salary was changed during the Plan Year).
2.3
“Board” means the Board of Directors of Energy Corp.
2.4
“Change of Control” shall mean the happening of any of the following events:
(i)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of Energy Corp. (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of Energy Corp. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from Energy Corp., (2) any acquisition by Energy Corp., (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Energy Corp. or any corporation or other Person controlled by Energy Corp. or (4) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below provided, however, that it shall not be deemed a Change of Control if the Person acquires beneficial ownership of 35% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities solely as a result of an acquisition by Energy Corp. of shares of Energy Corp. common stock, until such time thereafter as such Person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional shares of Energy Corp. common stock; or
(ii)
A change in the composition of the Board such that the individuals who, as of February 22, 2023, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to February 22, 2023, whose election, or nomination for election by Energy Corp.'s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii)
Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of Energy Corp. (a “Business Combination”), excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock or equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other controlling persons, as the case may be, of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns Energy Corp. or all or substantially all of Energy Corp.'s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the corporation or other Person resulting from such Business Combination or any employee benefit plan (or related trust) of Energy Corp. or such corporation or other Person resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock or equity interests of the corporation or other Person resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other Person except to the extent that such ownership existed with respect to Energy Corp. prior to the Business Combination and (3) at least a majority of the members of the board of directors or other governing body of the corporation or other Person resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
(iv)
The approval by the shareholders of Energy Corp. of a complete liquidation or dissolution of Energy Corp.
2.5
“Code” means the Internal Revenue Code of 1986, as amended.
2.6
“Committee” shall mean the Compensation Committee of the Board or any subcommittee appointed by the Compensation Committee and approved by the Board.
2.7
“Company” means Energy Corp., its subsidiary, Oklahoma Gas and Electric Company, and any directly or indirectly owned domestic subsidiary or division of these entities, as designated by the Committee for participation in the Executive STI Plan.
2.8
“Company Performance Goals” shall have the meaning ascribed to it by Section 6.2 hereof.
2.9
“Earned Award” means the Earned Individual Award, if any, and the Earned Company Award, if any, for a Participant for the applicable Plan Year.
2.10
“Earned Company Award” means the actual award earned under a Participant's Target Company Award during a Plan Year as determined by the Committee after the end of the Plan Year (pursuant to Section 6.3 hereof).
2.11
“Earned Individual Award” means the actual award earned under a Participant's Target Individual Award during a Plan Year as determined by the Committee after the end of the Plan Year (pursuant to Section 5.4 hereof).
2.12
“Energy Corp.” shall mean OGE Energy Corp. and its successors and assigns.
2.13
“Executive STI Plan” means this 2023 Annual Incentive Compensation Plan, as it may be amended from time to time.
2.14
“Participant” means any officer, executive or other key employee of the Company who has been selected by the Committee to be eligible to receive an award under the Executive STI Plan as provided in Article IV. Members of the Board who are not employed on a full-time basis by the Company are not eligible to receive awards under the Executive STI Plan.
2.15
“Performance Matrix” means the chart or charts or other schedules approved by the Committee that are used to determine the percentage of each Participant's Target Company Award which the Participant will actually receive as a result of the attainment of Company Performance Goals.

2.16
“Plan Year” means a fiscal year beginning January 1 and ending December 31.
2.17
“Separation from Service” means, in respect of a Participant, the Participant's “separation from service” (as such phrase is defined in Code Section 409A and the regulations promulgated thereunder) with the Participant's employing Company and its Affiliates because of death, retirement or termination of employment for any other reason; provided, however, that no Separation of Service shall be deemed to occur for purposes of the Executive STI Plan while the Participant continues to perform services for such Company or its Affiliates in a capacity as an employee or as an independent contractor at a level that is more than 20% of the average level of bona fide services performed (whether as an employee or otherwise) by the Participant during the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).
2.18
“Target Company Award” means an award established pursuant to Article VI hereof. Such Target Company Award shall be expressed as a percentage of the Participant's Base Salary.
2.19
“Target Individual Award” means an award established pursuant to Article V hereof. Such Target Individual Award shall be expressed as a percentage of the Participant's Base Salary.
III.
ADMINISTRATION OF THE EXECUTIVE STI PLAN

The Executive STI Plan shall be administered by the Committee. Subject to the provisions of the Executive STI Plan, the Board shall have exclusive authority to amend, modify, suspend or terminate the Executive STI Plan at any time.

IV.
ELIGIBILITY AND PARTICIPATION
4.1
Eligibility. Eligibility for participation in the Executive STI Plan shall be limited to those officers, executives or other key employees of the Company who are nominated for participation by the Chief Executive Officer of Energy Corp. (the “Chief Executive Officer”) and then selected by the Committee to participate in the Executive STI Plan.
4.2
Participation. Participation in the Executive STI Plan shall be determined annually based upon nomination by the Chief Executive Officer and selection by the Committee. Specific criteria for participation shall be determined by the Committee prior to the beginning of each Plan Year. Persons selected for participation shall be notified in writing of their selection, and of their individual performance goals and Company Performance Goals and related Target Individual Awards and Target Company Awards, as soon after approval as is practicable.
4.3
Partial Plan Year Participation. Subject to Article VI herein, the Committee may, upon recommendation of the Chief Executive Officer, allow an individual who becomes eligible after the beginning of a Plan Year to participate in the Executive STI Plan for that period. In such case, the Participant's Earned Award normally shall be prorated based on the number of full months of participation during such Plan Year. However, subject to Section 5.1 and Article VI herein, the Chief Executive Officer, subject to Committee approval, may authorize an unreduced Earned Award.
4.4
Termination of Approval. In its sole discretion, the Committee may withdraw its approval for participation in the Executive STI Plan with respect to a Plan Year for a Participant at any time during such Plan Year; provided, however, that such withdrawal must occur before the end of such Plan Year and provided further that, in the event a Change of Control occurs during a Plan Year, the Committee may not thereafter withdraw its approval for a Participant during such Plan Year. In the event of such withdrawal, the employee concerned shall cease to be a Participant as of the date designated by the Committee, and the employee shall not be entitled to any part of an Earned Award for the Plan Year in which such withdrawal occurs. Such employee shall be notified of such withdrawal in writing as soon as practicable following such action.
V.
INDIVIDUAL AWARDS
5.1
Award Opportunities. In each Plan Year, the Committee shall establish Target Individual Award levels for each Participant who is to be granted an opportunity to achieve an Earned Individual Award. The established levels may vary in relation to the responsibility level of the Participant. In the event a Participant changes job levels during the Plan Year, the Target Individual Award may be adjusted at the discretion of the Chief Executive Officer to reflect the amount of time at each job level, subject to approval of the Committee at the time of determining the Earned Individual Award under Section 5.4. Notwithstanding any provision in this Executive STI Plan to the contrary, for any Plan Year Target Individual Awards shall not be dependent in any manner on, and shall be established independently of and in addition to, the establishment of any Target Company Awards or the payout of any Earned Company Awards pursuant to Article VI herein.
5.2
Individual Performance Goals. In each Plan Year, the Chief Executive Officer shall recommend individual performance goals (which may be based in whole or in part on one or more performance measures relating to Energy Corp. and/or any of its subsidiaries and/or one or more business or functional units thereof) for each Participant who is granted a Target Individual Award. The Committee shall consider and approve or modify the recommendations as appropriate. The level of achievement of the Participant's individual performance goals at the end of the Plan Year, as determined pursuant to Section 5.4 below, will determine such Participant's Earned Individual Award, which may range from 0% to 200% of such Participant's Target Individual Award.
5.3
Adjustment of Individual Performance Goals. The Chief Executive Officer shall have the right to adjust the individual performance goals (either up or down) during the Plan Year if he determines that external changes or other unanticipated conditions have materially affected the fairness of the goals and unduly influenced the ability to meet them; provided, however, that no such adjustment to the Chief Executive Officer's individual performance goals shall be made unless approved by the Committee; and provided further that no adjustment of such individual performance goals for any Participant shall be made based upon the failure, or the expected failure, to attain or exceed the Company Performance Goals for any Target Company Award granted to such Participant under Article VI herein and provided further that no adjustment shall be made of such individual performance goals for a Plan Year in which a Change of Control occurs.
5.4
Earned Individual Award Determination. After the end of each Plan Year, the Chief Executive Officer shall review the level of achievement of the individual performance goals of each Participant who received a Target Individual Award. Based on the Chief Executive Officer's determination as to the level of achievement of a Participant's individual performance goals, the Chief Executive Officer shall make a recommendation to the Committee as to the Earned Individual Award to be received by such Participant. The payment of all Earned Individual Awards is subject to approval by the Committee. The payment of an Earned Individual Award to a Participant shall not be contingent in any manner upon the attainment of, or failure to attain, the Company Performance Goals for the Target Company Awards granted to such Participant under Article VI.
VI.
COMPANY AWARDS

In addition to any Target Individual Awards granted under Article V, Target Company Awards based solely on performance of Energy Corp., one or more of its subsidiaries or one or more business or functional units thereof may be established under this Article VI for Participants.

6.1
Award Opportunities. In each Plan Year, the Committee shall establish in writing for each Participant for whom a Target Company Award is to be granted under this Article VI, the Target Company Award and specific objective performance goals for the Plan Year, which goals shall meet the requirements of Section 6.2 herein (such goals are hereinafter referred to as “Company Performance Goals”). The extent, if any, to which an Earned Company Award will be payable to a Participant will be based solely upon the degree of achievement of such preestablished Company Performance Goals over the specified Plan Year; provided, however, that, unless and until a Change of Control occurs, the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a Plan Year. Payment of an Earned Company Award to a Participant shall consist of a cash award from the Company to be based upon a percentage (which may range from 0% to 200%) of the Participant's Target Company Award.
6.2
Company Performance Goals. The Company Performance Goals established by the Committee pursuant to Section 6.1 will be based on one or more, or a combination, of the following relating to Energy Corp., one or more of its subsidiaries, or one or more business or functional units thereof: total shareholder return; return on equity; return on capital; earnings per share; market share; stock price; sales; costs; net operating income; net income; return on assets; earnings before income taxes, depreciation and amortization; return on total assets employed; capital expenditures; earnings before income taxes; economic value added; cash flow; cash available for distribution; retained earnings; results of customer satisfaction surveys; aggregate product price and other product price measures; safety record; service reliability; demand-side management (including conservation and load management); operating and/or maintenance cost management (including operation and maintenance expenses per Kwh); and energy production availability performance measures. At the time of establishing a Company Performance Goal, the Committee shall specify the manner in which the Company Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Company Performance Goal. For example, if the Company Performance Goal were earnings per share, the Committee could, at the time this Company Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Company Performance Goals also may be based on the attainment of specified levels of performance of Energy Corp., and/or any of its subsidiaries and/or one or more business or functional units thereof under one or more of the measures described above relative to the performance of other corporations or indices. As part of the establishment of Company Performance Goals for a Plan Year, the Committee shall also establish a minimum level of achievement of the Company Performance Goals that must be met for a Participant to receive any portion of his Target Company Award.
6.3
Payment of an Earned Company Award. At the time the Target Company Award for a Participant is established, the Committee shall prescribe a formula to determine the percentage (which may range from 0% to 200%) of the Target Company Award which may be payable to the Participant based upon the degree of attainment of the Company Performance Goals during the Plan Year. Such formula may be expressed in terms of a graph or chart in which the amount that may be payable to a Participant is dependent upon the combined degree of attainment of more than one Company Performance Goal. Upon written certification by the Committee that the Company Performance Goals have been satisfied to a particular extent and that any other material terms and conditions of the Target Company Awards have been satisfied, payment of an Earned Company Award shall be made to the Participant for that Plan Year in accordance with the prescribed formula except that, unless and until a Change of Control occurs, the Committee may determine, in its sole discretion, to reduce or eliminate the payment to be made.
VII.
FORM AND TIME OF PAYMENT OF AWARDS

Earned Award payments, if any, to be made for a Plan Year under Articles V and VI shall be paid, in cash, as soon as practicable after the end of the Plan Year during which the award was earned, but in no event later than the 15th day of the third month after the end of such Plan Year.

VIII.
SEPARATION FROM SERVICE
8.1
Separation from Service Due to Death, Disability, or Retirement. In the event a Participant incurs a Separation from Service by reason of death, total and permanent disability (as determined by the Committee), or retirement (as determined by the Committee) during a Plan Year and such separation does not occur within twenty-four (24) months after a Change of Control, the Participant shall retain his or her right to an Earned Award, determined in accordance with Section 5.4 and Section 6.3 herein, for such Plan Year, which Earned Amount shall be reduced to reflect the Participant's participation prior to such Separation from Service. This reduction shall be determined by multiplying said Earned Award by a fraction; the numerator of which is the months of participation through the date of separation rounded up to whole months and the denominator of which is 12. The Earned Award thus determined for a Plan Year shall be paid as provided in Article VII.
8.2
Separation from Service for Other Reasons. In the event a Participant incurs a Separation from Service for any reason other than death, total and permanent disability (as determined by the Committee) or retirement (as determined by the Committee) during a Plan Year and such termination does not occur within twenty-four (24) months after a Change of Control, all of the Participant's rights to an Earned Award for the Plan Year then in progress shall be forfeited; provided that, except in the event of a Separation from Service for cause (as determined in the sole discretion of the Committee and without regard to Section 10.2 hereof), the Committee, in its sole discretion, may pay the Earned Award, determined in accordance with Section 5.4 and Section 6.3 herein, for such Plan Year, reduced to reflect the prorated portion of that Plan Year that the Participant was employed by Energy Corp. or any of its subsidiaries, computed as determined by the Committee. The Earned Award thus determined for a Plan Year shall be paid as provided in Article VII.
IX.
BENEFICIARY DESIGNATION

Each Participant under the Executive STI Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Executive STI Plan is to be paid in case of his death before he received any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, or if all designated beneficiaries predecease the Participant, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

X.
CHANGE OF CONTROL
10.1
Termination Other than for Cause. Notwithstanding any other provisions of the Executive STI Plan, in the event a Participant incurs a Separation from Service voluntarily or involuntarily for any reason other than for cause (with cause being determined by the Committee in accordance with Section 10.2 hereof), within twenty-four (24) months after a Change of Control, the Target Company Award and Target Individual Award, if any, established for the Participant for the Plan Year in progress at the time of the employment termination, prorated for the number of days in the Plan Year in which the Participant was employed by Energy Corp. or any of its subsidiaries, up to and including the date of separation, shall be paid to the Participant within ten (10) business days after the Separation from Service. Provided, however, any such payment to a Participant pursuant to this Section 10.1 shall be reduced to the extent the Participant otherwise is entitled to receive payment of such Target Company Award or Target Individual Award pursuant to the terms of any employment agreement, plan, contract or other arrangement involving the Participant and Energy Corp. or any of its subsidiaries.
10.2
Termination for Cause. In the event a Participant incurs a Separation from Service for cause (as determined by the Committee in the manner hereinafter set forth) within twenty-four (24) months after a Change of Control, no Earned Award will be paid for the Plan Year in progress at the time of the Separation from Service; provided that, following a Change of Control, a Participant shall be deemed to have a Separation from Service for cause only if his employment was terminated involuntarily at the written direction of the Committee due solely to: (i) the willful and continued failure of the Participant to substantially perform his duties (other than any such failure resulting from physical or mental illness) for a minimum period of two weeks after receiving a written demand for substantial performance from the Committee which specifically identifies the manner in which the Committee or Chief Executive Officer believes that the Participant has not substantially performed his duties or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
XI.
MISCELLANEOUS
11.1
Nontransferability. No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Executive STI Plan until such an award becomes payable to him or her.
11.2
No Right to Company Assets. Any benefits which become payable hereunder shall be paid from the general assets of Energy Corp. or applicable subsidiary. No Participant shall have any lien on any assets of the Company by reason of any award made under the Executive STI Plan.
11.3
No Implied Rights; Employment. The adoption of the Executive STI Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification thereof, or any other plan for incentive compensation for any succeeding year, provided, that no such modification or amendment shall adversely affect the rights of any person, without his or her written consent, under any award theretofore granted under the Executive STI Plan unless such modification or amendment is made in order to cause the Executive STI Plan or award to comply with, or qualify for an exemption from, Code Section 409A and the regulations promulgated thereunder. Neither the Executive STI Plan nor any award made under the Executive STI Plan shall create any employment contract between the Company and any Participant.
11.4
Participation. No Participant or other employee shall at any time have a right to be selected for participation in the Executive STI Plan for any Plan Year, despite having been selected for participation in a prior Plan Year. Nothing in this Executive STI Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
11.5
All Determinations Final. All determinations of the Committee or the Board as to any disputed questions arising under the Executive STI Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all Participants and all other persons and shall not be reviewable.
11.6
Executive STI Plan Description. Each Participant shall be provided with an Executive STI Plan description and an Executive STI Plan agreement for each Plan Year which shall include Target Individual Awards, individual performance goals, Target Company Awards, Company Performance Goals and a Performance Matrix for each year. In the event of a conflict between the terms of the Executive STI Plan description and the Executive STI Plan, the terms of the Executive STI Plan shall control unless the Committee decides otherwise.
11.7
Successors. This Executive STI Plan shall be binding on the successors and assigns of Energy Corp.
11.8
Section 409A Compliance. It is the intention of the Company that the provisions of this Executive STI Plan comply with Section 409A of the Code, to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Executive STI Plan shall be construed in a manner consistent with that intention. The Company shall not have any liability to Participants with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Executive STI Plan. Any provision required for compliance with Section 409A that is omitted from this Executive STI Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Executive STI Plan to the same extent as though expressly set forth herein.
11.9
Tax Penalty Avoidance. The provisions of this Executive STI Plan are not intended, and should not be construed to be legal, business or tax advice. The Company, Participants and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.